Exhibit 107

Calculation of Filing Fee Table(1)

Form 424(b)(7)

(Form Type)

AmerisourceBergen Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Newly Registered Securities
	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Fees to be Paid	Equity	Common Stock, par value $0.01 per share	Rule 457(c) and Rule 457 (r)	10,500,000	$186.26	$1,955,730,000	.0001102	$215,521.45	-	-	-	-
Fees Previously Paid	-	-	-	-	-	-	-	-	-	-	-	-
	Carry Forward Securities
Carry Forward Securities	-				-	-	-	-	-	-	-	-
	Total Offering Amounts					$1,955,730,000		$215,521.45
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$215,521.45

(1)	This “Calculation of Filing Fee Table” shall be deemed to update the “Calculation of Registration Fee” table in Registration Statement No. 333-261306. The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering.
(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and 457(r) under the Securities Act, based on the average of the high ($188.51) and low ($184.00) prices of the Common Stock as reported on the New York Stock Exchange on August 4, 2023.